EXHIBIT 21.0

SUBSIDIARIES

United States of America

•                                          Trans World Gaming International U.S. Corp.

•                                          Trans World Gaming of Louisiana, Inc. (inactive)

Czech Republic

•                                          21st Century Resorts a.s.

•                                          American Chance Casinos a.s. (absorbed Atlantic Properties, s.r.o. in September 2006)

•                                          Hollywood Spin s.r.o.

•                                          LMJ Slots s.r.o.

•                                          SC98A, s.r.o.

•                                          Trans World Hotels, s.r.o.

•                                          ACC Slots s.r.o.

Germany

•                                          Trans World Hotels Germany GmbH (formerly Sibylle Hotel GmbH)

Hungary

•                                          KC Bidding Kft.

•                                          SDI Europe Kft.